SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                               ___________________

                                     FORM 15

          Certification and Notice of Termination of Registration under
      Section 12(g) of the Securities Exchange Act of 1934 or Suspension of
                Duty to File Reports under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                                                Commission File Number 333-26497

                         TravelCenters of America, Inc.
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             (Exact name of registrant as specified in its charter)

                       24601 Center Ridge Road, Suite 200
                            Westlake, Ohio 44145-5639
                                 (440) 808-9100
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               initial warrants, contingent warrants, Common Stock
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)   / /             Rule 12h-3(b)(1)(ii)   / /
       Rule 12g-4(a)(1)(ii)  / /             Rule 12h-3(b)(2)(i)    / /
       Rule 12g-4(a)(2)(i)   / /             Rule 12h-3(b)(2)(ii)   / /
       Rule 12g-4(a)(2)(ii)  / /             Rule 15d-6             / /
       Rule 12h-3(b)(1)(i)   /x/

Approximate number of holders of record as of the certification or notice date: less than 300

     Pursuant to the requirements of the Securities Exchange Act of 1934, TravelCenters of America, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 29, 2005             By:  /s/ James W. George
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                                     Name:  James W. George
                                     Title: Executive Vice President, Chief
                                            Financial Officer and Secretary